Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-189807 of our report dated July 3, 2013 (January 16, 2014 as it relates to the effects of the reorganization described in Note 1) relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

January 16, 2014